Exhibit 99.1

          Gentex Corporation Declares Initial Quarterly Cash Dividend

    ZEELAND, Mich., Aug. 18 /PRNewswire-FirstCall/ -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today announced that its Board of Directors approved a change in the Company's cash dividend policy and has declared an initial quarterly cash dividend. The quarterly dividend of $0.15 per share will be payable October 17, 2003, to shareholders of record of the common stock at the close of business on October 3, 2003.

    "It's unusual for a growth company to pay a cash dividend," said Garth Deur, Gentex executive vice president. "However, based on The Jobs and Growth Tax Relief Reconciliation Act of 2003, which has significantly reduced the federal income tax rate for shareholders who receive corporate cash dividends, the declaration of a dividend is now a more tax-efficient means of returning value to shareholders."

    Deur said that declaring a quarterly cash dividend demonstrates the Board of Director's confidence in the Company's long-term growth opportunities, strong net income and cash flow from operations, and solid financial
condition.   He said that he believes paying a cash dividend will make Gentex stock even more attractive to a broader range of investors.

    "We are pleased to be able to return a portion of our net earnings to our shareholders, while maintaining our significant investment in research and development," said Deur. "In the short term, the uncertainties in the economy and in global automotive light vehicle production schedules make it difficult to forecast with any degree of certainty. A very early look at automotive mirror unit shipments in calendar 2004 indicates potential growth of approximately 10-15 percent over calendar 2003."

    "Over the long term, we see significant potential for growth in our core auto-dimming mirror business, including the addition of electronic features to both interior and exterior mirrors. We remain committed to attracting investors who share our enthusiasm and long-term view of the Company's growth opportunities," said Deur.

    Certain matters discussed in this news release, including growth rate trends, future performance, and the impact of electronic features in mirrors, are forward-looking statements which involve certain risks and uncertainties, and are subject to change based on various market, industry and other important factors. The Company cautions investors that numerous factors (some of which are outlined in the Company's Form 10-K filed with the Securities and Exchange Commission and other interim reports) and future events may affect the Company's actual results, and may cause those results to differ materially from those expressed in this news release. Furthermore, Gentex undertakes no obligation to update, amend, or clarify forward-looking statements whether as a result of new information, future events, or otherwise.

    Gentex Corporation (Nasdaq: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. The Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. More than 95 percent of the Company's revenue is derived from the sale of those products to the world automotive industry.

    Gentex was the first company in the world to successfully develop and produce a commercial automatic-dimming rearview mirror. After more than 15 years of supplying these products in the highly competitive global automotive industry, the Company remains the leading supplier of these mirrors. Gentex OEM customers include Acura, Audi, Bentley, BMW, DaimlerChrysler, Fiat, Ford, General Motors, Hyundai, Infiniti, Isuzu, Kia Motors, Lexus, Mitsubishi, Nissan, Opel, Renault Samsung, Rover, Rolls Royce, SsangYong Motors, Toyota and Volkswagen.

    Founded in 1974, Gentex has its manufacturing facilities in Zeeland, Michigan, and automotive sales and engineering offices in Detroit, Michigan; Germany, Japan, the United Kingdom, France and Korea. The Company is recognized for its quality products; for its proprietary manufacturing skills and equipment and application of world class manufacturing principles; for its commitment to developing and maintaining a highly skilled workforce, and for encouraging employee ownership of the Company's stock.



SOURCE  Gentex Corporation
    -0-                             08/18/2003
    /CONTACT: Connie Hamblin, Gentex Corporation, +1-616-772-1800/ /Company News On-Call: http://www.prnewswire.com/comp/354175.html/ /Web site: http://www.gentex.com/
    (GNTX)

CO:  Gentex Corporation
ST:  Michigan
IN:  AUT
SU:  DIV